UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

Explanatory Note: This proxy statement supplement dated April 29, 2020 supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Chipotle Mexican Grill, Inc. (“Chipotle”) dated April 8, 2020 and made available to shareholders in connection with the annual meeting of shareholders to be held on May 19, 2020. Except as specifically supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

In the Proxy Statement, Chipotle disclosed as compensation to Brian Niccol, Chipotle’s Chairman and Chief Executive Officer, $1,078,867 in “legal fees paid by the company arising from a commercial legal proceeding relating to Mr. Niccol’s employment by Chipotle, and the amount paid to settle the matter,” and $1,206,505 as reimbursement for the personal income taxes he would incur on these amounts.

Chipotle’s Board of Directors determined that it was appropriate for the company to assume the defense of the commercial legal proceeding referred to in the Proxy Statement because the proceeding was related to Chipotle’s decision to hire Mr. Niccol. The Board also believed that resolving the proceeding quickly would be in the best interests of Chipotle and its shareholders because it would minimize distractions to Mr. Niccol and the management team during a critical time in the company’s history when he needed to focus on developing Chipotle’s strategy, building a strong leadership team and kickstarting the growth of its business and enhancing shareholder value. The Board continues to believe that its decision to hire Mr. Niccol was in the best interest of Chipotle and its shareholders in light of his demonstrated outstanding leadership in transitioning the company’s strategy and creating market leading shareholder returns.

In the 2020 Proxy Statement, Chipotle included in “All Other Compensation” total tax reimbursements to Mr. Niccol of $1,206,505. Of this amount, $1.19 million (99.5% of the total) related to this legal proceeding. The remaining $6,880 related to minor perquisites (a monthly meal card for purchasing Chipotle meals, which benefit is available to all employees, and tax counseling).